Filed pursuant to Rule 433
Registration Statement No. 333-208780
February 17, 2016

Republic of the Philippines

US$2,000,000,000 3.700% Global Bonds due 2041

Final Term Sheet

Issuer	Republic of the Philippines
Issue currency	US$
Amount issued	US$2,000,000,000
Security type	Senior Unsecured Bonds
Coupon	3.700%
Interest Payment dates	March 1 and September 1
Maturity date	March 1, 2041
CUSIP	718286 CA3
Public Offering Price	100%
Proceeds before expenses	US$1,999,000,000
Settlement date	March 1, 2016
Reference benchmark	3.000% UST due November 2045
Benchmark yield	2.674%
Re-offer spread over benchmark	102.6 bps
Re-offer yield	3.700%
Denominations	US$200k/1k
Day count	30/360
Joint Global Coordinators	Citigroup Global Markets Inc., Deutsche Bank Securities Inc., The Hongkong and Shanghai Banking Corporation Limited and Standard Chartered Bank
Joint Lead Managers and Joint Bookrunners	Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities LLC, Morgan Stanley & Co. International plc, Standard Chartered Bank and UBS AG Hong Kong Branch
Settlement and Delivery	The Republic expects that delivery of the global bonds will be made against payment therefor on or about the Settlement date, which will be the 9th business day following the date of pricing of the global bonds. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade global bonds on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the global bonds initially will settle in T+9, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citi toll-free at 1-877-858-5407, Credit Suisse toll-free at 1-800-221-1037, Deutsche Bank toll-free at 1-800-503-4611, HSBC toll-free at 1-866-811-8049, J.P. Morgan toll-free at 1-866-846-2874, Morgan Stanley toll-free at 1-866-718-1649, SCB at +65-6596-8398 or UBS AG toll-free at 1-877-827-6444 ext 561-3884.

The prospectus can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1030717/000119312516466181/d90833d424b3.htm